Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Mark Ties, CFO
XATA Corporation
952-707-5600
mark.ties@xata.com

XATA Reports 117 Percent Growth In Subscriptions In First Half of Fiscal 2005

Also Releases Second Quarter Results

MINNEAPOLIS, May 9, 2005—XATA Corporation (Nasdaq/SC): XATA, the leader in onboard fleet management systems for private fleet transportation, today announced that its XATANET™ subscriber base grew 117 percent in the first half of fiscal 2005.

“We are very pleased with the acceptance of our XATANET™ web-based fleet management system since we released it in fiscal 2004”, stated Craig Fawcett, XATA president and chief executive officer. “Positioned as a perfect complement to our OpCenter product line, the early broad level acceptance of XATANET brings the total number of trucks in North America that rely on XATA for productivity gains to over 40,000.”

In addition, deferred revenue increased 196 percent on a year over year basis, to $7.1 million at the end of the second quarter of fiscal 2005, compared to $2.4 million at the end of the second quarter of fiscal 2004 primarily due to the XATANET™ sales activity. Revenue associated with XATANET™ is recognized over the initial term of each subscription rather than fully at the time of delivery. XATANET™ subscription terms currently range from one to six years. As a result, our net sales have remained relatively flat on a year over year basis, totaling $4.3 million for the quarter, compared to $4.7 million in the second quarter of fiscal 2004. For the six months ended March 31, 2005, net sales were $8.9 million, compared to $8.0 million for the prior-year six-month period.

Research and development expense and customer upgrade costs associated with the continued expansion of our existing products totaled $1.6 million in the second quarter, compared to $0.8 million for the second quarter of 2004. Our decision in fiscal 2005 to broaden our product offering led to our net loss in the second quarter being $1.5 million, or $0.22 per share, versus a net loss of $0.2 million, or $0.02 per share, for the second fiscal quarter of 2004. For the six months ended March 31, 2005 and March 31, 2004 these same costs totaled $3.1 million and $1.4 million, respectively. Our net losses for those six month periods were $2.5 million, or $0.37 per share, and $0.6 million, or $0.09 per share, respectively.

“We remain confident that by continuing to focus on our three pronged strategy of: investing at the product and customer levels to further improve our competitive position, continuing to aggressively grow our subscriber base through a strong direct selling and channel based sales strategy, and remaining focused on execution, we will continue as the leading provider of technology solutions to the trucking industry,” concluded Fawcett.

About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity of more than 40,000 trucks at over 1,000 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

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XATA Releases Fiscal 2004 Results – Page 3

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNUADITED)

	Three Month Period Ended		Six Month Period Ended
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2005	2004	2005	2004

Net sales	$4,316	$4,703	$8,854	$7,973

Cost of sales	3,179	3,130	6,241	5,246
Selling, general and administrative	1,589	1,298	3,079	2,352
Research and development	1,137	435	2,133	968

Total costs and expenses	5,905	4,863	11,453	8,566

Loss from operations	(1,589)	(160)	(2,599)	(593)
Interest and other income, net	40	(10)	56	(31)

Loss before income taxes	(1,549)	(170)	(2,543)	(624)
Income tax expense	—	—	—	—

Net loss	(1,549)	(170)	(2,543)	(624)

Preferred stock dividends and deemed dividends	(42)	(41)	(193)	(681)

Net loss to common shareholders	$(1,591)	$(211)	$(2,736)	$(1,305)

Net loss per common share — basic and diluted
Net loss	$(0.22)	$(0.02)	$(0.37)	$(0.09)
Loss to common shareholders	(0.22)	(0.03)	(0.38)	(0.19)

Weighted average common and common share equivalents
Basic & Diluted	7,172	7,006	7,151	6,977

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XATA Releases Fiscal 2004 Results — Page 4

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	March 31,	September 30,
	2005	2004
Current assets
Cash and cash equivalents	$4,615	$5,322
Accounts receivable, net	3,361	5,501
Inventories	1,829	1,067
Deferred product costs	1,559	511
Prepaid expenses	208	232

Total current assets	11,572	12,633

Equipment and leasehold improvements, net	702	456
Deferred product costs, non-current	664	303

Total assets	$12,938	$13,392

Current liabilities
Bank line of credit	$—	$518
Current maturities of long-term debt	—	231
Accounts payable	1,478	1,734
Accrued liabilities	1,359	1,593
Deferred revenue	4,494	2,658

Total current liabilities	7,331	6,734

Long-term debt	—	20
Deferred revenue, non-current	2,576	1,502

Total liabilities	9,907	8,256

Shareholders’ equity
Common stock	19,509	19,073
Preferred stock	4,118	3,923
Accumulated deficit	(20,596)	(17,860)

Total shareholders’ equity	3,031	5,136

Total liabilities and shareholders’ equity	$12,938	$13,392

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